FOR IMMEDIATE RELEASE

   April 6, 2011

               Contact:   Susan M. Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES DIVIDEND

FREEHOLD, NJ, April 6, 2011…...........Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE Amex:UMH) announced that, on April 6, 2011, the Board of Directors declared a quarterly cash dividend of $0.18 per share payable June 15, 2011 to shareholders of record at the close of business May 16, 2011.  The Company’s annual dividend rate is $0.72 per share.

UMH Properties, Inc., a publicly-owned REIT, owns and operates thirty-five manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

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